UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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METTLER-TOLEDO INTERNATIONAL INC.

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Mettler-Toledo International Inc.

Im Langacher 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA

March 16, 2009

     Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, April 30, 2009, at 8:00 a.m. at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP on 375 Park Avenue (between 52nd and 53rd Streets), 36th Floor, New York, New York.

The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.

This year the U.S. Securities and Exchange Commission requires all companies to provide proxy materials over the Internet. To comply with the new regulation, we have distributed a Notice of Internet Availability of Proxy Materials to some shareholders instead of delivering paper copies of the proxy materials. The Notice sent provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.

We hope you will be able to attend the meeting. In any event, please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Chairman of the Board

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	8:00 a.m. on Thursday, April 30, 2009

Place:	Fried, Frank, Harris, Shriver & Jacobson LLP, 375 Park Avenue (between 52nd and 53rd Streets), 36th Floor New York, New York

Items of Business:	1. To elect eight directors

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

3. To transact any other business properly brought before the meeting

Who Can Vote:	You can vote if you were a shareholder of record on March 2, 2009

Annual Report:	A copy of our 2008 Annual Report is enclosed

Date of Mailing:	On or about March 16, 2009

By order of the Board of Directors

James T. Bellerjeau
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2009: This proxy statement and our 2008 Annual Report are available at www.mt.com under “About Us / Investor Relations / Annual Reports and Proxy Statements” (http://phx.corporate-ir.net/phoenix.zhtml?c=116541&p=irol-reportsannual).

Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet at http://proxyonline.mt.com.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2009 Annual Meeting of Shareholders.

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ABOUT THE MEETING AND VOTING

Purpose of the Annual Meeting

The purpose of the annual meeting is to provide Mettler-Toledo International Inc. shareholders with an opportunity to vote on the proposals and any other business properly brought before the meeting.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on March 2, 2009 (the “record date”), is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 33,648,343 shares of common stock were outstanding.

Proposals to be Voted on and the Board’s Voting Recommendations

The following proposals will be voted on at the meeting. The board recommends that you vote your shares as indicated below. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals	The Board’s Recommendation

1. The election of eight directors for one-year terms	“FOR” each nominee

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm	“FOR”

How to Vote

BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote the stock you own in accordance with your desired vote. To vote by proxy, complete, sign and return the enclosed proxy card by mail to the address stated on your proxy card. You may also vote over the Internet at http://proxyonline.mt.com.

IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, the address of which is indicated in the foregoing Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum (defined below) is present for the meeting.

Changing Your Vote

If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting; or voting in person at the meeting.

Votes Needed to Hold the Meeting

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person; vote by Internet; or properly return a proxy card by mail. Abstentions and broker non-votes shall also be counted in determining whether a quorum is present.

Effect of not Providing Voting Instructions

If your shares are held in the name of a brokerage firm and you have not provided your broker with voting instructions, the brokerage firm may vote your shares under certain circumstances. New York Stock Exchange rules

ABOUT THE MEETING AND VOTING

allow brokers to vote your shares without your instructions only on routine matters, such as the election of directors and ratification of the appointment of auditors (“broker non-votes”). On non-routine matters, such as those that change the rights of your shares, the brokerage firm may not vote your shares unless they receive voting instructions from you.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or vote the shares yourself. Proxies that are signed and returned but do not contain instructions will be voted “FOR” the items of business described in the proxy.

How to Vote on Proposal 1

A majority of shares present at the meeting and entitled to vote must vote “FOR” the election of each director, provided that if the number of nominees exceeds the number of directors to be elected, directors shall be elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention or broker non-vote shall not count as a vote cast with respect to a director.

How to Vote on Proposal 2

A majority of shares present at the meeting and entitled to vote must vote “FOR” the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the proposal to be ratified. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote “against” this proposal.

For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote.

No Dissenters’ Rights

In the event of certain corporate actions, such as a merger subject to shareholder approval, shareholders have the right to dissent from such action and obtain payment of the fair value of his/her shares. This is referred to as “dissenters’ rights”. The proposals in this proxy statement do not give rise to dissenters’ rights.

Receiving More than One Proxy Card

If you have received more than one proxy card, you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BNY Mellon Shareowner Services and may be reached by phone at +1 (866) 322-7862 or for international holders at +1 (201) 680-6578 and on the web at www.bnymellon.com/shareowner.

Shareholder Questions

At the end of the meeting, shareholders appearing at the meeting may ask questions of general interest.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting on the company’s website and in the company’s Form 10-Q filed with the Securities and Exchange Commission shortly following the meeting.

BOARD OF DIRECTORS — GENERAL INFORMATION

Responsibility of the Board of Directors

It is the responsibility of the Board of Directors to establish and monitor the company’s internal governance practices and work toward the long-term success of the company. The company has adopted a code of business conduct and ethics, known as the code of conduct. All actions of the company’s Board of Directors, executive officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees are governed by the company’s code of conduct. No waiver of the code of conduct by an executive officer or director was approved by the board in 2008. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” (http://phx.corporate-ir.net/phoenix.zhtml?c=116541&p=irol-govboard) and is available in print to any shareholder who requests it. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4748.

Corporate Governance Guidelines

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications and the director nomination process, the responsibilities of directors, including with respect to leadership development and management succession, meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them at the address and phone number set forth above.

Composition of the Board

In accordance with the company’s by-laws, the board consists of between five and ten directors, with the exact number currently fixed at eight. Each director holds a one-year term until the next annual meeting of shareholders.

The board has three committees:

(i) the Audit Committee;

(ii) the Compensation Committee; and

(iii)  the Nominating and Corporate Governance Committee.

Lead Independent Director

The board has established the position of Presiding Director, who oversees executive sessions of the non-management directors and all meetings of directors at which the Chairman is not present. The Presiding Director also coordinates with the Nominating and Corporate Governance Committee relating to director nominations as described in the Nominating and Corporate Governance Committee report below. Mr. Salice is currently serving as the Presiding Director.

Minimum Qualifications for Directors

Members of the Board of Directors must demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered when selecting board nominees. Additional details are contained in the company’s corporate governance guidelines available at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only

BOARD OF DIRECTORS — GENERAL INFORMATION

immaterial relationships. The independence criteria are contained in the corporate governance guidelines available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The board solicits information from directors as to any relationship the director or his immediate family member has with the company that might affect the director’s independence. The board also evaluates directors’ independence pursuant to current New York Stock Exchange rules.

In light of these criteria, the board has determined that Messrs. Chu, Contino, Dickson, Geier, Kelly, Maerki, Milne and Salice are independent under the rules of the New York Stock Exchange and either have no relationships with the company (other than as director and shareholder) or have only immaterial relationships with the company. Mr. Spoerry, Chairman of the Board, and Mr. Filliol, President and Chief Executive Officer, are not independent under the rules of the New York Stock Exchange, as they are employees of the company.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

•	Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

Meeting of Non-Management Directors

The board schedules regular executive sessions for its non-management members, typically as part of each board meeting. The Presiding Director acts as chairman of these meetings.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board. The Board of Directors met six times in 2008. Each director attended at least 75% of all board and committee meetings of which the director is a member.

The company expects that all directors will attend the annual meeting of shareholders. All directors attended the 2008 annual meeting of shareholders.

Policy Limiting Director Service on Other Public Company Boards; Director Resignation

The board has adopted a policy that directors may not serve on more than six public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating and Corporate Governance Committee takes the lead on determining the appropriate course of action.

BOARD OF DIRECTORS — GENERAL INFORMATION

Director Compensation

Non-employee directors are compensated by an annual cash retainer, committee member fees, and per meeting fees for board and committee meetings attended. The board and its committees sometimes forego per meeting fees at their discretion, for example for shorter or telephonic meetings. Board members may also receive a $750 meeting fee for performing interviews of board candidates. Members of the Board of Directors receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Each director also receives an annual stock option grant and a grant of restricted stock units. The following provides an overview of the elements of 2008 director compensation:

Annual cash retainer	$40,000
Fee per board meeting attended	$1,000
Fee per committee meeting attended	$750
Annual grant of stock options (4,700 options in 2008) — approximate value	$100,000
Annual grant of restricted stock units (300 units in 2008) — approximate value	$20,000
Committee member fees:
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000
Committee Chair fees (in addition to member fees):
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000

The actual amounts paid to each non-employee director with respect to 2008 are set out in the following table.

2008 Director Compensation

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(1)	Compensation	Total

Wah-Hui Chu	$58,000	$8,679	$40,765	$0	$107,444
Francis A. Contino	68,000	9,603	52,685	0	130,288
John T. Dickson(2)	59,750	9,603	56,464	0	125,817
Philip H. Geier(2)	53,000	9,603	56,464	0	119,067
Michael A. Kelly(3)	23,000	600	2,638	0	26,238
Hans Ulrich Maerki	63,000	9,603	56,504	0	129,107
George M. Milne	58,000	9,603	56,464	0	124,067
Thomas P. Salice	73,500	9,603	56,464	0	139,567

BOARD OF DIRECTORS — GENERAL INFORMATION

(1)	Represents the compensation cost recognized by the company in 2008 pursuant to FAS 123R relating to restricted stock unit awards and option awards, respectively. The valuation assumptions associated with such awards are discussed in Note 11 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2008. At December 31, 2008, each director held unvested restricted stock units and stock options (vested and unvested) with respect to the following number of shares:

	Restricted	Stock
	Stock Units	Options

Wah-Hui Chu	620	10,700
Francis A. Contino	660	16,700
John T. Dickson	660	29,700
Philip H. Geier	660	25,700
Michael A. Kelly	300	4,700
Hans Ulrich Maerki	660	22,700
George M. Milne	660	29,700
Thomas P. Salice	660	29,700

(2)	Messrs. Dickson and Geier are retiring from the board in April 2009.

(3)	Mr. Kelly joined the board in July 2008.

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually or the non-management directors as a group via:

EMAIL — PresidingDirector@mt.com.

REGULAR MAIL — Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland, Attention: Presiding Director.

All communications will be reviewed by the Presiding Director.

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.

Nominating &
Corporate
Name	Audit(1)	Compensation(2)	Governance

Wah-Hui Chu(3)			X
Francis A. Contino	X
Michael A. Kelly(3)		X
Hans Ulrich Maerki(3)	X	X	X
George M. Milne			X
Thomas P. Salice	X	X
Total meetings in 2008	4	4	6

(1)	Mr. Contino and Mr. Salice are both considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition, and both are independent. No Audit Committee member serves on more than two other public company audit committees. Our Chief Financial Officer, Chairman, Chief Executive Officer and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)	No member of the Compensation Committee was at any time during 2008 an officer or employee of the company or any of its subsidiaries, and no interlocks exist with respect to Compensation Committee members.

(3)	Each of Mr. Chu’s service on the Nominating & Corporate Governance Committee, Mr. Kelly’s service on the Compensation Committee and Mr. Maerki’s service on the Audit Committee began in February 2009.

BOARD OF DIRECTORS — OPERATION

Committee Charters

Each committee of the Board of Directors has a written charter, setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:

Nominating &
Audit	Compensation	Corporate Governance

• Oversees the accounting and financial reporting process of the company	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	• Identifies, screens and recommends qualified candidates to serve as directors of the company
•   Assists with board oversight of the integrity of the company’s financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s financial statements
	• Reviews and monitors compensation arrangements so that the company continues to retain, attract and motivate quality employees	• Advises the board on the structure and membership of committees of the board
• Assists with board oversight of the performance of the company’s internal audit function and independent registered public accounting firm, and the accounting firm’s qualifications and independence	• Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	• Develops and recommends to the board corporate governance guidelines applicable to the company
• Assists with board oversight of the company’s compliance with legal and regulatory requirements	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The committee is responsible for overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. In discharging its oversight role, the Audit Committee discussed the audited financial statements contained in the 2008 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues opinions as to (1) whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America and (2) whether the company maintained, in all material respects, effective control over financial reporting.

Audited Financial Statements

In reviewing the company’s audited financial statements with the independent registered public accounting firm, the Audit Committee discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, and other matters including, without limitation:

•	PwC’s responsibilities under generally accepted auditing standards, including the nature and scope of their audits;

•	the written disclosures and confirming letter from PwC regarding their independence required under the Independence Standards Board Standard No. 1;

•	significant accounting policies, such as revenue recognition, goodwill and other intangible assets, and income taxes;

•	management judgments and accounting estimates;

•	any material weaknesses or significant deficiencies in internal controls over financial reporting; and

•	the extent of any significant accounting adjustments.

In reviewing the company’s audited financial statements with the company’s management, the Audit Committee discussed the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2008	$3,124,000	$60,000	$264,000	$0
2007	$2,807,000	$21,000	$243,000	$0

Audit Fees — Represents fees for the audit of the annual financial statements, including the Sarbanes-Oxley § 404 attestation opinion, and review of financial statements included in quarterly reports on Form 10-Q.

Audit-Related Fees  — The audit-related fees in 2008 relate to due diligence work in connection with acquisition transactions, accounting consultations related to financial accounting and reporting standards and audits

AUDIT COMMITTEE REPORT

of certain of the company’s employee benefit plans. The audit-related fees in 2007 relate to due diligence work in connection with acquisition transactions and audits of certain of the company’s employee benefit plans.

Tax Fees — The 2008 and 2007 tax fees were primarily for tax compliance-related services.

Other Fees — No significant other services were performed by PwC for the company in 2008 or 2007.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Tax Fees” and “Other Fees” is compatible with maintaining PwC’s independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services provided by PwC in accordance with the following framework:

•	If the project is in an approved category and less than $50,000 in fees, it is considered pre-approved by the Audit Committee. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the full Audit Committee for their advance approval.

•	On a quarterly basis, PwC reports all non-audit services outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.

•	All non-audit fees are reviewed at least annually by the Audit Committee.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.

Independent Registered Public Accounting Firm for 2009

The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2009 and to perform such other services as may be required of them.

Respectfully submitted by the members of the
Audit Committee:

Francis A. Contino, Chairman
Wah-Hui Chu (to November 2008)
Hans Ulrich Maerki (from February 2009)
Thomas P. Salice

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract and motivate highly qualified employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from both the Head of Human Resources and the Chief Executive Officer regarding the amount and form of executive and director compensation.

The Compensation Committee also makes periodic use of compensation consultants, who are typically engaged by the company at the direction of the Committee. In 2007, the Compensation Committee engaged the firm Pearl Meyer & Partners to assist it in establishing the compensation levels of the new Chief Executive Officer and Executive Chairman effective January 1, 2008. In 2008, the Compensation Committee engaged the firms Pearl Meyer & Partners and Hostettler & Partner AG to assist it in reviewing the compensation levels of the company’s senior executives, including the Chief Executive Officer.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the
Compensation Committee:

Thomas P. Salice, Chairman
John T. Dickson
Philip H. Geier
Michael A. Kelly (from February 2009)
Hans Ulrich Maerki

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. We describe below the process established by the committee to nominate directors to the Board of Directors as well as some of the recent corporate governance activities undertaken by the committee.

Director Nomination Process

When there is an actual or anticipated board vacancy, candidates for the Board of Directors may be recommended by (i) any member of the Nominating and Corporate Governance Committee, (ii) other board members, (iii) third parties engaged for that purpose by the committee, and/or (iv) the company’s shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders and evaluate them in the same manner as other candidates. Shareholders interested in recommending a person to be a director of the company must make such recommendation in writing. The recommendation must be forwarded to the Secretary of the company at: Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland. Shareholder recommendations must include the information and be sent within the time-frames specified in the company’s by-laws, a copy of which can be obtained from the Secretary. Additional details regarding minimum qualifications for director nominees can be found in the corporate governance guidelines on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

The Nominating and Corporate Governance Committee follows the following process in nominating candidates for a position on the company’s Board of Directors.

(1)	The committee begins by working with the Presiding Director and Chairman of the Board to determine the specific qualifications, qualities and skills that are desired for potential candidates to fill the vacancy on the board. The committee makes this determination based upon the current composition of the board, the specific needs of the company and the Minimum Qualifications for Directors included in the corporate governance guidelines.

(2)	The Nominating and Corporate Governance Committee, Presiding Director and Chairman of the Board will then compile a list of all candidates recommended to fill the vacancy on the board. Candidates who meet the desired qualifications, qualities and skills will be required to complete a questionnaire that solicits information regarding the candidates’ background, experience, independence and other information.

(3)	All members of the Nominating and Corporate Governance Committee, the Presiding Director, the Chairman of the Board and, in appropriate cases, other board members will interview those candidates who have completed the questionnaire.

(4)	Following these interviews, the full Nominating and Corporate Governance Committee considers the qualifications of each candidate to ensure that each candidate meets the specific qualities and skills that are desired. The committee will forward to the Board of Directors for consideration a list of candidates qualified for the position.

With regard to the current board nominees, the Nominating and Corporate Governance Committee has evaluated the qualifications and contributions of each of the board nominees and has recommended to the board that the eight current directors be nominated for re-election.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

Corporate Governance

The Nominating and Corporate Governance Committee focused in 2008 on the composition of the board and its committees, with a particular emphasis on board skills and succession generally. The Committee oversaw the director search process leading to the appointment of Mr. Kelly in July 2008. The Committee continues to review director candidates and committee membership.

Respectfully submitted by the members of the
Nominating and Corporate Governance Committee:

George M. Milne, Chairman
John T. Dickson
Wah-Hui Chu (from February 2009)
Hans Ulrich Maerki

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The Compensation Committee oversees compensation of the company’s executive officers. In carrying out its duties, the Compensation Committee receives information and recommendations from the Head of Human Resources and the Chief Executive Officer, and may consult with outside compensation consultants as it deems appropriate. The Compensation Committee has historically used the firm Pearl Meyer & Partners to provide market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms), which are considered in setting compensation levels. In 2007, the Compensation Committee used this firm to assist it in establishing the compensation levels of the new Chief Executive Officer and Executive Chairman effective January 1, 2008. In 2008, the Compensation Committee engaged the firms Pearl Meyer & Partners and Hostettler & Partner AG to assist it in reviewing the compensation levels of the company’s senior executives, including the Chief Executive Officer.

The objectives of the company’s executive compensation programs are as follows:

•	We operate globally and compete to attract and keep the best talent. Total compensation must be competitive in the global personnel market in which we operate.

•	Compensation should be transparent and performance should be objectively measured.

•	We believe in a strong link between pay and performance. We set challenging targets for ourselves, and compensation is designed to reward overachievement of targets. At the same time, when performance is only at or below target, compensation tends to be below market.

•	One of our primary goals is to create shareholder value, and we seek to tie a significant portion of executive compensation to this objective. We do this in part by linking long-term compensation to the company’s long-term performance.

•	We also encourage executives to be company shareholders.

The company’s compensation program consists of three main elements: base salary, an annual bonus and long-term incentive compensation (stock options). We do not believe in providing special benefits to executives, and do not provide any significant perquisites. In sum, our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation, taking into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent. In evaluating the competitiveness of executive compensation, the Compensation Committee periodically conducts both broad based surveys and surveys of the salaries of executives in the instruments and electronics industries, including companies in SIC Code 3826 (Laboratory Analytical Instruments). In 2008, Pearl Meyer & Partners provided US-based survey data using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and of similar size firms to the company. They also provided peer company executive compensation at Ametek, Coherent, Dionex, Millipore, Pall, PerkinElmer, Roper, Varian and Waters. Hostettler & Partner AG provided European-based survey data from a database of 9,000 companies from a wider industry group, with an emphasis on companies in the precision instruments sector of a similar size to the company.

Management Succession Plan

In November 2007, the company announced that the Board of Directors had approved a management succession plan under which the board elected Mr. Spoerry to the position of Executive Chairman of the Board and Mr. Filliol to the positions of President and Chief Executive Officer, in each case effective on January 1, 2008. In December 2008, the company announced that, effective January 1, 2009, Mr. Filliol would join the Board of Directors and Mr. Spoerry would continue in the capacity as Chairman of the Board. The key elements of their 2008

COMPENSATION DISCUSSION AND ANALYSIS

compensation are described below under “Employment Agreements”. The Compensation Committee will review Mr. Spoerry’s compensation for 2009 and future years taking into account his ongoing duties as Chairman.

Base Salary

The company’s goal is to pay average base salaries that are approximately at or somewhat below the median. Based on broad based and peer company surveys, we believe base salaries for executive officers are generally lower than those at peer companies. Although a certain base salary is necessary and appropriate, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual bonus and long-term incentives.

Annual Bonus

We link pay with performance through our bonus plan, called POBS Plus (Performance Oriented Bonus System). The purpose of the bonus plan is to provide an incentive to key employees of the company to dedicate themselves to the financial success of the company as measured based on objective financial criteria. The bonus plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. The financial targets used relate closely to our annual plan and budget, which are approved by the full Board of Directors each year. The targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2008 Performance Targets and Actual Target Achievement” below.

A bonus is payable following achievement of at least 90% of the target level. Below 90% target achievement no bonus is paid. At 100% target achievement, the bonus is 50% of base salary for Messrs. Spoerry and Filliol, and 45% of base salary for Messrs. Donnelly, Caratsch and Widmer. The maximum bonus possible is earned at 130% target achievement, and is 169.38% of base salary for Messrs. Spoerry and Filliol, 160.50% of base salary for Messrs. Caratsch and Widmer, and 157.50% of base salary for Mr. Donnelly.

In addition, between 12 and 20 percent of the bonus for each participant is based on individual objective performance targets relating to the company’s annual business objectives. The Compensation Committee directly evaluates the Chief Executive Officer’s and Chairman’s performance on their individual targets, and reviews the CEO’s recommendation on the individual target performance of the other executive officers. After the conclusion of each year, the Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual bonus can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last six years, the average target achievement for executive officers has ranged from 95% to approximately 125%.

2008 Performance Targets and Actual Target Achievement

The 2008 performance targets for 100% target achievement were as follows: adjusted non-GAAP earnings per share — $5.44, net cash flow before taxes, voluntary pension payments and restructuring — $260.4 million, last 12 months inventory turnover — 5.70, and group sales measured at budgeted currency rates — $1,898.4 million. Messrs. Caratsch and Widmer have additional targets related to the sales and operating profit of their respective divisions.

The 2008 actual performance was as follows: adjusted non-GAAP earnings per share — $5.68, net cash flow before taxes, voluntary pension payments and restructuring — $235.2 million, last 12 months inventory turnover — 5.06, and group sales measured at budgeted currency rates — $1,916.8 million. Adjusted non-GAAP earnings per

COMPENSATION DISCUSSION AND ANALYSIS

share during 2008 excluded benefits for a change in the company’s effective tax rate, as well as discrete tax benefits of $6 million, offset in part by a restructuring charge of $6 million. Net cash flow before taxes and voluntary pension payments represents cash flow from operations less capital expenditures, tax payments and voluntary pension payments of $5 million made to the company’s U.S. pension plan, plus proceeds from property sales.

The 2008 target performance resulted in bonus payments for Messrs. Spoerry, Filliol, Donnelly, Caratsch and Widmer of 100%, 96%, 81%, 47% and 52% of base salary, respectively, under the POBS Plus plan for 2008.

Share Purchase Plan

To help encourage executives to be direct shareholders, the board approved the Mettler-Toledo 2007 Share Purchase Plan on November 1, 2007. Under the plan, executive officers may purchase company shares using all or a portion of their bonus payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which is expected to be on or shortly before March 15 of each year. All shares issued pursuant to the plan will be restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.

Mr. Spoerry purchased shares with a value of CHF 500,000 from his 2007 bonus. Mr. Filliol purchased shares with a value of CHF 650,000 from his 2007 bonus and CHF 360,938 from his 2008 bonus. Mr. Widmer purchased shares with a value of CHF 150,000 from his 2007 bonus.

Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s interests with those of the company’s shareholders. When the company performs well, the value of executive officers’ incentive compensation increases. When the company does not perform well, the value of incentive awards is reduced. Our stock options typically vest over five years, 20% per year, starting on the first anniversary of the date of grant. In 2003, we granted certain options that vested over two years. Options generally have a term of ten years, except for certain grants to Swiss residents having terms of six years and ten and a half years.

In connection with the management succession plan described above, the Compensation Committee approved a grant of performance options to the executive officers that was made on January 3, 2008. The performance options will vest in full on March 1, 2013, provided the company has achieved at least 15% compound annual growth in its fully diluted earnings per share (EPS) (subject to certain defined adjustments) over the five-year period January 1, 2008 through December 31, 2012. The regular annual grant of options was made on November 6, 2008.

In determining the size of each named executive officer’s stock option grants, the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service and their total compensation, as well as competitive information about equity as described above relative to each individual. In 2008, this analysis led to the grant of stock options with the grant date fair values each as described in the table “Grant of Plan-Based Awards”.

The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards. In line with our philosophy of rewarding for performance, if the interests of shareholders have been and continue to be served, it is appropriate for management to continue to be awarded long-term incentives.

Option Grant Practices and Policy

The Compensation Committee approves all option grants. Option grants are typically made once each year on the date of the Compensation Committee meeting at which the overall annual compensation review takes place

COMPENSATION DISCUSSION AND ANALYSIS

(typically in late October or early November each year). The Compensation Committee meeting dates are set up to two years in advance, and the option grants are made on the meeting date. This is typically shortly before the announcement of the company’s earnings. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers.

All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Stock Ownership Philosophy

We encourage all executives to be direct shareholders. The Compensation Committee periodically evaluates whether to implement a stock ownership requirement or other holding requirement for directors or executive officers. To date, the Committee has not implemented such a policy, other than for Mr. Filliol, who must acquire at least 15,000 shares by the end of 2010, and must hold such shares until at least one year following his last day of employment. Mr. Filliol currently holds more than this number of shares. The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. All executive officers have a significant portion of their company compensation tied to stock options. The Compensation Committee believes that implementing an ownership policy beyond that applicable to the CEO is not necessary under the circumstances, and would not enhance management’s motivation or performance.

Swiss Pension Plan

The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary for pension purposes is equal to 77.27% of the individual’s target salary (consisting of the base salary plus the bonus earned at 100% target achievement) and was capped by Swiss law at a maximum of CHF 795,600 in 2008 and 2007 and CHF 774,000 in 2006. Individual employees may also make their own direct contributions to the plan from their own funds. Amounts in the plan bear interest depending on the annual performance of the pension plan, including certain minimum amounts as set by Swiss law. Retirement benefits are paid in the form of a lump-sum payment when the employee reaches the normal retirement age under the plan of 65.

Tax Treatment

Section 162(m) of the Internal Revenue Code prohibits the company from deducting compensation in excess of $1 million paid to certain employees, generally its CEO and its three other most highly compensated executive officers (excluding the CFO), unless that compensation qualifies as performance-based compensation. We maintain flexibility to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation pursuant to Section 162(m).

Tax Equalization Agreements (Swiss Executives)

The company is a party to tax equalization agreements with Messrs. Spoerry, Filliol, Caratsch and Widmer, who are non-U.S. citizens and non-U.S. residents and who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) than if they had not become subject to incremental U.S. taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. tax amounts, the individual may need to make a payment to the company under the tax equalization agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Changes in 2008 Compensation

In connection with the management succession described above, the company entered into employment agreements with Messrs. Filliol and Spoerry effective January 1, 2008. See “Employment Agreements” below. The agreements are governed by Swiss law and call for 2008 base salaries for Mr. Filliol of CHF 750,000 and Mr. Spoerry of CHF 600,000. The base salaries are subject to adjustment in future years. The target bonuses for Messrs. Filliol and Spoerry are CHF 375,000 and CHF 300,000, respectively.

Based on its review of salary survey data referred to above, and taking into account each individual’s performance, the Compensation Committee increased the base salaries of Messrs. Donnelly and Widmer by 7.2% and 2.0%, respectively. The company entered into an employment agreement with Mr. Caratsch effective January 1, 2008, which calls for a 2008 base salary of CHF 300,000, subject to adjustment in future years, and a target bonus of CHF 135,000. Based on the quality of leadership of Mr. Spoerry, Mr. Filliol and the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

Summary Compensation Table(1)

					Non-Equity	Nonqualified
					Incentive Plan	Deferred
		Base	Stock	Option	Compensation	Compensation	All Other
Name and Principal		Salary	Awards	Awards	[Bonus]	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert F. Spoerry	2008	$553,863	—	$1,054,225	$553,863	$161,573	$251,189	$2,574,713
Executive Chairman(6)	2007	1,095,564	—	857,169	1,791,577	161,573	301,514	4,207,397
	2006	1,036,578	—	465,553	1,658,025	157,186	764,567	4,081,909
Olivier A. Filliol(7)	2008	692,329	—	1,446,558	666,367	161,573	44,184	3,011,010
President and Chief	2007	417,890	—	581,857	635,681	103,010	24,737	1,763,174
Executive Officer	2006	408,474	—	599,921	610,046	100,689	3,835	1,722,964
William P. Donnelly	2008	368,700	—	967,006	299,362	n.a.	36,042	1,671,110
Chief Financial Officer	2007	344,850	—	490,215	535,194	n.a.	35,739	1,405,998
	2006	325,110	—	450,914	448,239	n.a.	35,439	1,259,702
Thomas Caratsch(8)	2008	276,932	$12,636	122,082	130,850	68,264	27,377	638,141
Head of Laboratory
Urs Widmer	2008	309,194	—	588,016	160,796	76,216	58,406	1,192,628
Head of Industrial	2007	303,434	—	327,620	364,971	74,797	67,015	1,137,836
	2006	298,744	—	336,038	334,526	73,640	30,024	1,072,973

(1)	All amounts shown were paid in Swiss francs, except amounts paid to Mr. Donnelly and U.S. tax equalization payments, which were paid in U.S. dollars. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 1.0833 to $1.00, the average exchange rate in 2008.

(2)	Represents the compensation cost recognized by the company pursuant to FAS 123R relating to stock option awards for each individual. The valuation assumptions associated with such awards are discussed in Note 10 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2008.

(3)	Amounts shown are the annual bonus earned under the company’s POBS Plus (Performance Oriented Bonus System) bonus plan. A portion of the bonus was paid in the form of company shares pursuant to the Share Purchase Plan described above as follows: Mr. Spoerry (CHF 500,000 for 2007), Mr. Filliol (CHF 650,000 for 2007 and CHF 360,938 for 2008) and Mr. Widmer (CHF 150,000 for 2007).

(4)	Represents the change in actuarial present value of each individual’s accumulated benefit under the Mettler-Toledo Fonds pension plan, a Swiss cash balance benefit plan, consisting of the company’s contributions to the plan on behalf of each individual.

(5)	Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) than if they had not become subject to U.S. taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. tax payments.

Miscellaneous benefits, none of which individually exceeds $25,000 in value, include car allowances, expense allowances, tax return preparation, and the value of meals in the company cafeteria. In Mr. Donnelly’s case, they also include the company’s matching payments

COMPENSATION DISCUSSION AND ANALYSIS

under its 401(k) plan, access to a company-rented apartment in Columbus in lieu of hotel accommodations and the dollar value of life insurance premiums paid by the company.

		Tax	Miscellaneous
Name	Year	Equalization	Benefits

Robert F. Spoerry	2008	$199,460	$51,729
	2007	250,984	50,530
	2006	713,843	50,724
Olivier A. Filliol	2008	13,858	30,326
	2007	(1,833)	26,570
	2006	(21,597)	25,432
William P. Donnelly	2008	n.a.	22,242
	2007	n.a.	22,239
	2006	n.a.	22,239
Thomas Caratsch	2008	3,975	23,402
Urs Widmer	2008	34,819	23,587
	2007	42,845	24,170
	2006	6,993	23,031

(6)	Mr. Spoerry was President and Chief Executive Officer through 2007. He was Executive Chairman of the Board in 2008 and became Chairman of the Board effective January 2009.

(7)	Mr. Filliol was Head of Global Sales, Service and Marketing through 2007. He became President and Chief Executive Officer in January 2008.

(8)	Mr. Caratsch assumed the position of Head of Laboratory in January 2008. Mr. Caratsch received a grant of 600 restricted stock units in November 2007 prior to becoming an executive officer. The restrictions on these RSUs lapse ratably over five years from the first anniversary of the date of grant. The figure shown in the Stock Awards column represents compensation cost recognized by the company in 2008 pursuant to FAS 123R relating to this RSU grant. The valuation assumptions associated with this award are discussed in Note 11 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2008.

Employment Agreements

In connection with the management succession described above, the company entered into employment agreements with Messrs. Filliol and Spoerry effective January 1, 2008. The agreements are governed by Swiss law and call for base salaries for Mr. Filliol and Mr. Spoerry of CHF 750,000 and CHF 600,000, respectively, subject to adjustment in future years. The target bonuses for Messrs. Filliol and Spoerry are CHF 375,000 and CHF 300,000, respectively. The actual bonus earned depends on target achievement, pursuant to the terms of the POBS Plus bonus plan. The individuals are entitled to participate in the company’s equity incentive plan. The company bears the cost of contributions to the Mettler-Toledo Fonds pension plan, as well as the cost of accident and disability insurance.

The agreements may be terminated by either party on 12 months’ notice to the end of a month. The individuals may not compete with the company for a period of 12 months after termination. If the company terminates Mr. Filliol’s employment before January 1, 2010 without cause, it must make an additional payment to Mr. Filliol of CHF 1.125 million. Mr. Filliol must own at least 15,000 MTD shares by the end of 2010, and must hold such shares until at least one year following his last day of employment. Mr. Filliol may not serve on any third party board of directors through the end of 2010, after which third party board service is conditioned on prior approval by the Board of Directors.

In establishing the compensation of Messrs. Filliol and Spoerry, the Compensation Committee received advice from the firm Pearl Meyer & Partners about compensation levels at other companies in similar situations with a newly named CEO and a Chairman with executive responsibilities similar to Mr. Spoerry’s. The Committee also took into account the broad based and peer company survey data described above. In setting the CEO’s compensation, the Committee considered the prior CEO’s salary, the salary levels of the other executive officers, as well as Mr. Filliol’s age and experience. In setting Mr. Spoerry’s compensation, the Committee took into account his duties and responsibilities and expected time commitment. The Committee also considered Mr. Spoerry’s compensation level relative to Mr. Filliol’s.

The company is a party to employment agreements with each of the remaining named executive officers. These agreements provide for a base salary subject to adjustment and participation in our bonus plan and other employee

COMPENSATION DISCUSSION AND ANALYSIS

benefit plans. Each agreement prohibits the executive from competing with the company for a period of 12 months after termination of employment. The agreements may be terminated without cause by either party on six months’ notice for Mr. Widmer and 12 months’ notice for Messrs. Donnelly and Caratsch, during which periods the executive is entitled to full compensation under the agreement, including payment of base salary, target bonus, and continuation of benefits.

The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End”. The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control”.

Grants of Plan-Based Awards

					All Other
					Option
					Awards:		Grant Date
	Estimated Future Payouts				Number of	Exercise or	Fair Value
	Under Non-Equity Incentive				Securities	Base Price	of Stock and
	Plan Awards(1)				Underlying	of Option	Option
	Threshold	Maximum	Target	Grant Date	Options	Awards	Awards
Name	($)	($)	($)	(2)	(#)	($/Sh)	($)(3)

Robert F. Spoerry	0	$938,133	$276,932
				11/6/08	36,700	$73.69	$731,394
Olivier A. Filliol	0	1,172,667	346,164	1/3/08	66,800	$112.37	2,150,960
				11/6/08	110,000	$73.69	2,192,190
William P. Donnelly	0	590,625	168,750	1/3/08	27,500	$112.37	885,500
				11/6/08	45,100	$73.69	898,798
Thomas Caratsch(4)	0	444,475	124,619	1/3/08	7,500	$112.37	241,500
				1/3/08	12,000	$112.37	386,400
				11/6/08	18,000	$73.69	358,722
Urs Widmer	0	498,701	139,823	1/3/08	16,050	$112.37	516,810
				11/6/08	22,500	$73.69	448,403

(1)	Represents the range of bonus payments possible under the company’s POBS Plus (Performance Oriented Bonus System) bonus plan in respect of the 2008 fiscal year. The maximum bonus possible is 169.38% of base salary for Messrs. Spoerry and Filliol, 157.5% for Mr. Donnelly, and 160.5% of base salary for the other named officers. The target bonus is 50% of base salary for Messrs. Spoerry and Filliol and 45% of base salary for the other named officers. The actual bonus earned in each year is included in the “Summary Compensation Table” above.

(2)	Each of the option awards was made under the Mettler-Toledo International Inc. 2004 Equity Incentive Plan. The January 3, 2008 grants will vest in full on March 1, 2013, provided the company has achieved at least 15% compound annual growth in its fully diluted earnings per share (EPS) (subject to certain defined adjustments) over the five-year period January 1, 2008 through December 31, 2012. The November 6, 2008 grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(3)	The grant date fair value of the January 3, 2008 options of $32.20 per share and the value of the November 6, 2008 options of $19.929 per share have been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of five years; a risk-free interest rate of 3.26% and 2.49%, respectively; a volatility rate of 25%; and a zero dividend yield. The Black-Scholes option pricing model is only one method of valuing options. The actual value of the options may significantly differ, and depends on the excess of the market value of the common stock over the exercise price at the time of exercise.

(4)	Of the January 3, 2008 option grants made to Mr. Caratsch, 12,000 are the above-referenced performance options. The remaining 7,500 options were granted in connection with Mr. Caratsch becoming an executive officer, and vest ratably over five years starting from the first anniversary of the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
	Number of	Number of				Number of	Market
	Securities	Securities				Shares or	Value of
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised	Option			Stock That	Stock That
	Options	Options	Exercise	Option	Option	Have Not	Have Not
	(#)	(#)	Price	Grant	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)	($)

Robert F. Spoerry(3)	—	—	$46.375	11/1/2000
	—	—	$45.91	10/31/2001
	—	—	$33.23	11/7/2002
	—	—	$37.56	8/27/2003
	—	—	$47.95	10/28/2004
	72,000	48,000	$52.37	11/3/2005	5/3/2016
	40,000	60,000	$68.06	11/2/2006	5/2/2017
	6,680	26,720	$105.11	11/1/2007	11/1/2017
	0	36,700	$73.69	11/6/2008	11/6/2018
Olivier A. Filliol	50,000	0	$46.20	6/1/2001	12/1/2011
	30,000	0	$45.91	10/31/2001	4/30/2012
	30,000	0	$33.23	11/7/2002	5/6/2013
	30,000	0	$37.56	8/27/2003	2/27/2014
	15,000	0	$37.56	8/27/2003	2/27/2014
	32,000	8,000	$47.95	10/28/2004	4/28/2015
	33,000	22,000	$52.37	11/3/2005	5/3/2016
	18,000	27,000	$68.06	11/2/2006	5/2/2017
	13,360	53,440	$105.11	11/1/2007	11/1/2017
	0	66,800	$112.37	1/3/2008	1/3/2018
	0	110,000	$73.69	11/6/2008	11/6/2018
William P. Donnelly	25,000	0	$46.375	11/1/2000	5/1/2011
	25,000	0	$45.91	10/31/2001	4/30/2012
	30,000	0	$37.56	8/27/2003	8/27/2013
	15,000	0	$37.56	8/27/2003	8/27/2013
	32,000	8,000	$47.95	10/28/2004	10/28/2014
	33,000	22,000	$52.37	11/3/2005	11/3/2015
	18,000	27,000	$68.06	11/2/2006	11/2/2016
	6,050	24,200	$105.11	11/1/2007	11/1/2017
	0	27,500	$112.37	1/3/2008	1/3/2018
	0	45,100	$73.69	11/6/2008	11/6/2018
Thomas Caratsch(4)	0	7,500	$112.37	1/3/2008	1/3/2018	480	$32,352
	0	12,000	$112.37	1/3/2008	1/3/2018
	0	18,000	$73.69	11/6/2008	11/6/2018
Urs Widmer	15,000	0	$45.91	10/31/2001	4/30/2012
	25,000	0	$37.56	8/27/2003	2/27/2014
	15,000	0	$37.56	8/27/2003	2/27/2014
	20,000	5,000	$47.95	10/28/2004	4/28/2015
	21,000	14,000	$52.37	11/3/2005	5/3/2016
	11,000	16,500	$68.06	11/2/2006	5/2/2017
	3,670	14,680	$105.11	11/1/2007	11/1/2017
	0	16,050	$112.37	1/3/2008	1/3/2018
	0	22,500	$73.69	11/6/2008	11/6/2018

(1)	Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except certain options granted in 2003, which vested on the first and second anniversary of the date of grant, and the January 3, 2008 grants, which will vest in full on March 1, 2013, provided the company has achieved at least 15% compound annual growth in its fully diluted earnings per share (EPS) (subject to certain defined adjustments) over the five-year period January 1, 2008 through December 31, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

(2)	Mr. Caratsch received a grant of 600 restricted stock units in November 2007 prior to becoming an executive officer. The restrictions on these RSUs lapse ratably over five years from the first anniversary of the date of grant. The market value figure shown in the Stock Awards column is calculated using the closing share price of $67.40 on December 31, 2008.

(3)	The Compensation Committee recommended granting options to Mr. Spoerry in each of the five years between 2000 and 2004. Mr. Spoerry declined each of the proposed grants, requesting instead that the options be made available to other employees.

(4)	Of the January 3, 2008 option grants made to Mr. Caratsch, 12,000 are the above-referenced performance options. The remaining 7,500 options were granted in connection with Mr. Caratsch becoming an executive officer, and vest ratably over five years starting from the first anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert F. Spoerry	—	—	—	—
William P. Donnelly	—	—	—	—
Olivier A. Filliol	—	—	—	—
Thomas Caratsch	—	—	120	$9,185
Urs Widmer	—	—	—	—

Pension Benefits(1)

		Number	Present	Payments
		of Years	Value of	During
		of Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(2)	($)

Robert F. Spoerry	Mettler-Toledo Fonds	25	$5,214,345	$0
Olivier A. Filliol	Mettler-Toledo Fonds	10	2,205,420	0
William P. Donnelly	n.a.	n.a.	n.a.	n.a.
Thomas Caratsch	Mettler-Toledo Fonds	1	1,312,928	0
Urs Widmer	Mettler-Toledo Fonds	24	4,027,870	0

(1)	The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a form of cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary for pension purposes is equal to 77.27% of the individual’s target salary (consisting of the base salary plus the bonus earned at 100% target achievement) and was capped by Swiss law at a maximum of CHF 795,600 in 2008 and 2007 and CHF 774,000 in 2006.

(2)	Swiss franc amounts have been converted to U.S. dollars at a rate of CHF 1.0561 to $1.00, the exchange rate on December 31, 2008. Individual employees may also make their own direct contributions to the plan from their own funds. Of the amounts shown, the named officers individually contributed the following amounts: Mr. Spoerry $1.9 million, Mr. Filliol $1.1 million, Mr. Caratsch $1.2 million and Mr. Widmer $2.4 million.

Payments Upon Termination or Change in Control

Pursuant to the employment agreements described above, each of the named executive officers may be terminated after giving the requisite notice. In the event of certain terminations, the executives are entitled to receive full compensation during the notice period.

COMPENSATION DISCUSSION AND ANALYSIS

The following table reflects payments that would have been made to the named executive officers if they had been terminated on various grounds, assuming that notice of termination was given on December 31, 2008. This table does not include information about any contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees.

Potential Payments Upon Termination or Change in Control(1)

	For Cause/Death/	Not For Cause/For
	Disability/Retirement	Good Reason/
Name	(2)	All Other(3)

Robert F. Spoerry
Base Salary	$0	$553,863
Bonus	0	276,932
Pension	0	161,573
Benefits	0	42,450

Total	0	1,034,818
Olivier A. Filliol(4)
Base Salary	0	692,329
Bonus	0	346,164
Pension	0	161,573
Benefits	0	21,047

Total	0	1,221,113
William P. Donnelly
Base Salary	0	375,000
Bonus	0	168,750
Pension	0	13,800
Benefits	0	9,999

Total	0	567,549
Thomas Caratsch
Base Salary	0	276,932
Bonus	0	124,619
Pension	0	68,264
Benefits	0	14,124

Total	0	483,938
Urs Widmer
Base Salary	0	155,359
Bonus	0	139,823
Pension	0	76,216
Benefits	0	7,154

Total	0	378,552

(1)	In all termination scenarios, the named executive officer retains vested amounts in the company’s pension plans — these amounts are described in the “Present Value of Accumulated Benefit” column of the Pension Benefits table above. In a change in control situation, the Compensation Committee has discretion to determine whether unvested outstanding options issued pursuant to Mettler-Toledo International Inc. 1997 Amended and Restated Stock Option Plan will accelerate and become fully exercisable. For purposes of this table, we assume that

COMPENSATION DISCUSSION AND ANALYSIS

all outstanding options accelerate and become fully exercisable as of December 31, 2008 (and that unvested restricted stock units vest in the case of Mr. Caratsch). The expense associated with this acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The value of the named executive officers’ unvested stock options (and Mr. Caratsch’s unvested restricted stock units) as of December 31, 2008 is as follows (calculated as the difference between the share price on that date of $67.40 and the respective exercise price):

Value of
Accelerated
Unvested Stock
Name	Options

Robert F. Spoerry	$721,440
Olivier A. Filliol	486,260
William P. Donnelly	486,260
Thomas Caratsch	32,352
Urs Widmer	307,670

(2)	The named executive officers are not entitled to any additional compensation from the company or any additional option vesting upon a termination for cause or termination relating to disability or upon death or retirement. In a termination for cause, each employee forfeits vested as well as unvested stock options. U.S.-based employees have company-provided life insurance paying one time their annual compensation (up to $500,000) upon the employee’s death during employment. In Mr. Donnelly’s case, the insured amount is $500,000.

(3)	In all other terminations (including not for cause or for good reason), the individual is entitled to base salary, bonus and certain benefits for the contractual notice period in their respective employment agreement. Pursuant to the operation of our equity plans applicable to all employees, the individual is also entitled to additional option vesting during the notice period; provided, that if the individual gives notice of a voluntary termination, the individual is not entitled to additional option vesting from the date of giving notice.

(4)	If the company terminates Mr. Filliol’s employment before January 1, 2010 without cause, it must make an additional payment to Mr. Filliol of CHF 1.125 million.

Securities Authorized for Issuance under Equity Compensation Plans as of December 31, 2008

			Number of
			Securities
			Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,138,634		1,766,538
of which, Stock options	2,975,450	$59.79
of which, Restricted stock units	163,184	n.a.
Equity compensation plans not approved by security holders	0	0	0

Total	3,138,634	$59.79	1,766,538

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers and owners of more than 5% of the company’s common stock as of the record date March 2, 2009 (December 31, 2008 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

5% Shareholders:
FMR LLC	3,020,670	9.0%
82 Devonshire Street Boston, MA 02109
Barclays Global Investors	1,857,451	5.5%
400 Howard Street San Francisco, CA 94105

	Direct(2)	Indirect(3)	Total
	Number			Percent

Directors:
Robert F. Spoerry(4)	370,191	118,680	488,871	1.4%
Wah-Hui Chu	620	1,800	2,420	*
Francis A. Contino	1,940	6,000	7,940	*
John T. Dickson	2,149	19,000	21,149	*
Olivier A. Filliol	16,411	251,360	267,771	*
Philip H. Geier	5,240	1,800	7,040	*
Michael A. Kelly	0	0	0	*
Hans Ulrich Maerki	240	12,000	12,240	*
George M. Milne	3,240	19,000	22,240	*
Thomas P. Salice(5)	220,377	19,000	239,377	*

Named Executive Officers:
William P. Donnelly(6)	54,507	184,050	238,557	*
Thomas Caratsch(7)	290	1,500	1,790	*
Urs Widmer	8,913	110,670	119,583	*

All Directors and Executive Officers as a Group (16 persons):	746,787	837,680	1,584,467	4.6%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)	Calculations of percentage of beneficial ownership are based on 33,648,343 shares of common stock outstanding on March 2, 2009. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)	Includes 240 shares relating to restricted stock units that have vested for all Directors except Messrs. Spoerry, Filliol and Kelly (no shares relating to restricted stock units) and Mr. Chu (120 shares).

(3)	Represents shares subject to stock options that are exercisable within 60 days.

(4)	Includes 17,778 shares held by Mr. Spoerry’s spouse.

(5)	Includes 8,987 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees, but no beneficial ownership.

(6)	Includes 3,230 shares held by Mr. Donnelly’s children.

(7)	Includes 120 shares relating to restricted stock units that have vested.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. Each nominee, if elected, will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. In the event that a nominee is unable to serve, the person designated as proxyholder for the company will vote for the remaining nominees and for such other person as the Board of Directors may nominate.

Directors shall be elected by the affirmative vote of a majority of the votes cast with respect to each director, provided that if the number of nominees exceeds the number of directors to be elected, directors shall be elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for, against or to withhold authority for a director. An abstention or broker non-vote shall not count as a vote cast with respect to a director. If an incumbent director fails to be reelected by a majority vote when such vote is required and offers to resign, and if that resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier accepted resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.

Robert F. Spoerry is 53 years old and has been a director since October 1996. Mr. Spoerry was President and Chief Executive Officer of the company from 1993 to 2007. He served as Head of Industrial and Retail (Europe) of the company from 1987 to 1993. Mr. Spoerry has been Chairman of the Board of Directors since May 1998 and served as Executive Chairman in 2008.

Wah-Hui Chu is 57 years old and has been a director since January 2007 and serves on the Nominating and Corporate Governance Committee. Mr. Chu has been Executive Director and Chief Executive Officer of Next Media Limited since October 2008. He was non-executive Chairman of PepsiCo International’s Asia Region from April 2007 to April 2008. From March 1998 to March 2007 he was the President of PepsiCo International — China Beverages Business Unit. Mr. Chu is also a Director of Li Ning Company Limited.

Francis A. Contino is 63 years old and has been a director since October 2004 and serves as Chairman of the Audit Committee. Mr. Contino has been Managing Director of FAC&B LLC since July 2008. He was a member of the Management Committee and a member of the Board of Directors of McCormick & Company, Inc. from 1998 to 2008. He was Chief Financial Officer from 1998 through October 2007. He was Executive Vice President — Strategic Planning of McCormick from October 2007 to June 2008. Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.

Olivier A. Filliol is 42 years old and has been a director since January 2009. He has been President and Chief Executive Officer of the Company since January 1, 2008. Mr. Filliol served as Head of Global Sales, Service and Marketing of the Company from April 2004 to December 2007, and Head of Process Analytics of the Company from June 1999 to December 2007. From June 1998 to June 1999 he served as General Manager of the Company’s U.S. checkweighing operations. Prior to joining the Company, he was a Strategy Consultant with the international consulting firm Bain & Company working in the Geneva, Paris and Sydney offices.

Michael A. Kelly is 52 years old and has been a director since July 2008 and serves on the Compensation Committee. Mr. Kelly has been Executive Vice President, Display and Graphics Business of 3M Company since October 2006. Prior to this, he served in various management positions in the U.S., Singapore, Korea and Germany since he joined 3M in 1981.

Hans Ulrich Maerki is 62 years old and has been a director since September 2002 and serves on the Audit, Compensation and Nominating & Corporate Governance Committees. Mr. Maerki was the Chairman of IBM Europe/Middle East/Africa (EMEA) from August 2001 to March 2008. From July 2003 to May 2005, Mr. Maerki was also the General Manager of IBM EMEA. From 1996 to July 2001, Mr. Maerki was General Manager of IBM

PROPOSAL ONE:
ELECTION OF DIRECTORS

Global Services, EMEA. Mr. Maerki worked at IBM in various positions from 1973 to 2008. Mr. Maerki is also a Director of ABB Ltd. and Swiss Re.

George M. Milne, Jr., Ph.D., is 65 years old and has been a director since September 1999 and serves as Chairman of the Nominating and Corporate Governance Committee. Dr. Milne is a venture partner of Radius Ventures, LLC. From 1970 to July 2002, Dr. Milne held various management positions with Pfizer Corporation, including most recently Executive Vice President, Pfizer Global Research and Development and President, Worldwide Strategic and Operations Management. Dr. Milne was also a Senior Vice President of Pfizer Inc. and a member of the Pfizer Management Council. He was President of Central Research from 1993 to July 2002 with global responsibility for Pfizer’s Human and Veterinary Medicine Research and Development. Dr. Milne is also a Director of Athersys Inc. and Charles River Laboratories, Inc.

Thomas P. Salice is 49 years old and has been a director since October 1996 and serves on the Audit Committee and as Chairman of the Compensation Committee. Mr. Salice is a co-founder and principal of SFW Capital Partners, LLC, a private equity firm. He has served as a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice is also a Director of Waters Corporation.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2009 and to perform such other services as may be required of them.

Auditor Attendance at Annual Meeting

Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report in this proxy statement for further details concerning the fees charged by PwC.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Dickson, Geier, Kelly, Maerki and Salice, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2008. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and The New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that in the last fiscal year, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with except the filing of a Form 4 on May 29, 2008 reporting a stock purchase by Mr. Francis Contino made on May 1, 2008.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2008, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report will be available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report”. Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4748.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail or via the Internet.

How to Submit Shareholder Proposals

Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2009. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

ADDITIONAL INFORMATION

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors and regular employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4748. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

PROXY
METTLER-TOLEDO INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
April 30, 2009
This proxy is solicited on behalf of Mettler-Toledo International Inc.’s Board of Directors
     The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2009 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in New York, New York on Thursday, April 30, 2009 at 8:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.
1.	Vote by Internet – Use the Internet to access the website http://proxyonline.mt.com where shareholders can vote online by following the instructions posted. Voting on the Internet requires use of the control number mailed to you on the proxy card.
OR
2.	Vote by Mail – Complete the attached proxy card, including the date and shareholder signature, and return the proxy card in the envelope provided.
     If voting by mail, please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.
(continued and to be signed on other side)

Address Change / Comments (Mark the corresponding box on the reverse side)

▲TO VOTE BY MAIL FOLD AND DETACH HERE▲

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
ITEM NO. 1 — ELECTION OF DIRECTORS

01	FOR	AGAINST	ABSTAIN	05	FOR	AGAINST	ABSTAIN
Robert F.	☐	☐	☐	Michael A. Kelly	☐	☐	☐
Spoerry

02	FOR	AGAINST	ABSTAIN	06	FOR	AGAINST	ABSTAIN
Wah-Hui	☐	☐	☐	Hans Ulrich Maerki	☐	☐	☐
Chu

03	FOR	AGAINST	ABSTAIN	07	FOR	AGAINST	ABSTAIN
Francis A.	☐	☐	☐	George M. Milne	☐	☐	☐
Contino

04	FOR	AGAINST	ABSTAIN	08	FOR	AGAINST	ABSTAIN
Olivier A.	☐	☐	☐	Thomas P. Salice	☐	☐	☐
Filliol

ITEM NO. 2 - APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR	AGAINST	ABSTAIN
☐	☐	☐

Receipt is hereby acknowledged of the Mettler-Toledo International Inc. Notice of Meeting and Proxy Statement
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent any time by contacting the Company’s transfer agent, BNY Mellon Shareowner Services LLC, Jersey City, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.
☐

Signature	Signature	Date

NOTE. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.
▲FOLD AND DETACH HERE ▲
Vote by Internet or Mail